Exhibit 10.2.2
Employment Bonus Agreement

This Employment Bonus Agreement (“Agreement”) is entered into as of March 4, 2020 (“Effective Date”) between Carey Shea Roberts (“Executive”) and Ventas, Inc. (together with all of its direct and indirect parents, subsidiaries and other affiliates and related entities, the “Company”).
WHEREAS, Executive has commenced employment with the Company;
WHEREAS, the Company has agreed to provide an employment bonus payment of $1,000,000 (the “Bonus”) to Executive, processed through the Company’s payroll and subject to any required withholding; and
WHEREAS, in exchange for the Bonus, Executive has agreed to reimburse the Company either through service (by remaining employed with the Company for a specific time period as set forth in this Agreement) or by repayment (if Executive terminates employment as set forth in this Agreement before completing the agreed-upon service).
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Bonus: Provided that a Repayment Event (as defined below) has not occurred, the Company shall pay the Bonus to Executive with the first regularly scheduled payroll after execution of this Agreement.

2.
Repayment Obligation: As described below in this Section 2, Executive will be required to repay, without demand, all or a portion of the Bonus (collectively, a “Repayment Obligation”) under certain termination events (each, a “Repayment Event”). The Repayment Obligation must be in the form of a check payable to the order of the Company and remitted to the Company no later than ten (10) days following the Repayment Event.

a.
If the Company terminates Executive’s employment for Cause at any time from the Effective Date until the twenty-four (24) month anniversary of the Effective Date, Executive shall repay to the Company, without demand, an amount equal to the Bonus.

b.
If Executive voluntarily terminates employment with the Company for any reason other than Good Reason at any time from the Effective Date until the twenty four (24) month anniversary of the Effective Date, Executive shall repay to the Company, without demand, an amount equal to the Bonus multiplied by a fraction, (i) the numerator of which is equal to the number of days remaining from the date of termination until the twenty-four (24) month anniversary of the Effective Date and (ii) the denominator of which is 731.

c.
As used in this Agreement, “Cause” and “Good Reason” have the same meaning as defined in Executive’s Employee Protection and Restrictive Covenants Agreement executed in connection with Executive’s commencement of employment with the Company.

3.
Right of Set-off: To the extent allowed by law, the Company may deduct the amount of any Repayment Obligation from any compensation due and owing to Executive, including compensation due at the time of separation from employment with the Company.

4.
No Guarantee of Employment: Nothing in this Agreement constitutes a commitment or guarantee on the part of the Company to provide employment to Executive for any specific period of time or duration. Employment will continue to be “at-will” and nothing in this Agreement should be construed as an offer of employment for any specified period. Either Executive or the Company may change or terminate the employment relationship for any reason (or no reason) with or without notice.

5.
Notices: Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered or sent by telephone facsimile transmission, e-mail or personal or overnight couriers, in each case with confirmation of receipt, addressed as follows:

If to Executive:	at the most recent address on file with the Company or to Executive’s Company or personal email address, as applicable.

If to Company:	Ventas, Inc.

353 North Clark Street, Suite 3300
Chicago, IL 60654
Attn.: Chief Human Resources Officer
Telephone: (312) 660-3800
Fax: (312) 660-3891
Email: to the Chief Human Resources Officer’s Company email address.
Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

6.
No Waiver: The waiver or failure of either party to exercise, in any respect, any right provided in this Agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

7.
Entirety of Agreement: The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to the subject matter of this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

8.
Governing Law: The parties agree that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the State of Illinois, other than any that would require the use of another jurisdiction’s laws. The parties also designate the Circuit Court of Cook County, Illinois as the court of competent jurisdiction and the venue for any actions or proceedings related to this Agreement and hereby irrevocably consent to such designation, jurisdiction and venue.

9.
Attorney Fees: If the Company or Executive brings any legal action or seeks arbitration regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees from the other party, in addition to any other relief that may be granted.

10.
Severability: The parties agree that if any portion of this Agreement is declared to be unlawful or invalid, it shall, if possible, be construed in a manner which will give effect to the terms of this Agreement to the fullest extent possible while remaining lawful and valid.

11.
Successors: This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, this Agreement is not assignable by Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Ventas, Inc.			EXECUTIVE

Name:	/s/ Edmund M. Brady, III	Name:	/s/ Carey Shea Roberts
	Edmund M. Brady, III		Carey Shea Roberts
Title:	SVP & CHRO

Date:	March 3, 2020	Date:	March 3, 2020

Address:	353 N. Clark St., Suite 3300 Chicago, IL 60654

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